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                                                                    EXHIBIT 99.1

                MEMRY CORPORATION ANNOUNCES EUROPEAN ACQUISITION

BROOKFIELD, CT - OCTOBER 30, 1998 - Memry Corporation (MRMY on the OTC Bulletin Board/TM/) announced that it had completed the acquisition of Advanced Materials and Technologies, n.v. (AMT), of Herk-de-Stad, Belgium. The terms of the transaction included a cash payment of $1.04 million and 675,000 shares of Memry Corporation common stock. In addition, Memry may be obligated to pay up to an additional $1.05 million in cash if, twelve months from the closing date, the value of the Memry shares is below $5.55 per share.

Formerly owned primarily by Usines Metalurgiques Suisse Holdings, S.A., known as Swiss Metals, GIMV n.v., Investment Company for Flanders, of Antwerp, Belgium and AMT's founder, Dr. Wilfried Van Moorleghem, AMT is one of Europe's leading providers of shape memory alloys serving customers in Europe, Asia and the U.S. Located just one hour from Brussels, AMT owns and occupies a new 15,000 square foot manufacturing facility in close proximity to all major European locations.

According to Memry's Chairman and CEO, Mr. James Binch, "This acquisition offers Memry the opportunity to significantly increase its European market presence at a time when the majority of its medical customer base is establishing manufacturing operations within the European Community to better serve their own markets. In addition, AMT's significant technical strengths in shape memory alloys and their application in industrial, commercial and medical applications complement those of Memry's existing operations in Menlo Park, CA and Brookfield, CT. It is anticipated that AMT, to become known as Memry Europe, N.V., will also benefit from the strong European presence of Memry's private label/supply/ distribution relationship with Raychem Corporation and is expected to result in rapid growth. We are delighted to welcome D. Van Moorleghem and his team to the Memry organization."

For further information, contact Memry Corporation's Investor Relations Department at 203-740-7311.


Memry Corporation, with locations in Brookfield, Connecticut and Menlo Park, California, is engaged in the design, development and manufacture of various medical and industrial materials and components utilizing shape memory alloys. Through the production of nickel titanium strip, wire and tubing and technical expertise in the forming and assembly of these materials, Memry produces such products as laparoscopic surgical assemblies, medical stent materials and components, cellular telephone antennae components and various high performance valves.